EXHIBIT 99.3

INSTRUCTION CARD

EARLE M. JORGENSEN HOLDING COMPANY, INC.

For Special Stockholders Meeting on              2004

The undersigned, as a Participant in the Earle M. Jorgensen Holding Company, Inc. Amended and Restated Employee Stock Ownership Plan (the “Plan”) effective as of April 1, 2001, as amended, hereby directs the Wells Fargo Bank and Trust Company, as the trustee of the Plan (the “Trustee”), to vote at a special meeting of the stockholders of the Earle M. Jorgensen Holding Company, Inc. (the “Corporation”) and any adjournments or postponements of the special stockholders’ meeting, as designated below, and grants the Trustee the power and authority to vote the number of shares of each class in the undersigned’s Plan account. The special stockholders’ meeting will be held at ________ a.m. Pacific time on _____________________, 2004 at the Corporation’s headquarters at 10650 South Alameda Street, Lynwood, California 90262.

The undersigned hereby acknowledges receipt of the proxy statement/prospectus of the Corporation and Earle M. Jorgensen Company, dated as of _____________________, 2004, soliciting adoption and approval by the Corporation’s stockholders of an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Corporation, Earle M. Jorgensen Company (“EMJ”) and EMJ Metals LLC (“EMJ Metals LLC”), pursuant to which the Corporation will be merged with and into EMJ Metals LLC, with EMJ Metals LLC surviving (the “Merger”), and all issued and outstanding shares of the Corporation’s common stock, the Corporation’s 13% Cumulative Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), and the Corporation’s Variable Rate Cumulative Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), will be converted into shares of EMJ’s common stock, par value $0.001 per share (the “Common Stock”), and of the merger and financial restructuring contemplated thereby.

This Instruction Card was mailed to Plan participants on approximately __________________ ____, 2004 with instructions to complete and return to the Trustee.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE SPECIAL STOCKHOLDERS’ MEETING.

(continued and to be signed on the reverse side)

ELECTION AND VOTING INSTRUCTIONS:

Please mark, sign and date this Instruction and return it promptly to the Trustee.

Please mark votes as in this example ☒

THE BOARD OF DIRECTORS OF EARLE M. JORGENSEN HOLDING COMPANY, INC. RECOMMENDS A VOTE “FOR” THE FOLLOWING:

Proposal to adopt and approve the Merger Agreement and the Merger and financial restructuring pursuant to the terms of the Merger Agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Trustee is specifically authorized to vote in favor of any adjournment or postponement of the special stockholders’ meeting.	GRANT ☐	WITHHOLD ☐

PLEASE COMPLETE, DATE AND SIGN THIS INSTRUCTION AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

DATE: , 2004

NAME:	SIGNATURE:

NAME:	SIGNATURE:

IMPORTANT: In signing this Instruction Card, please sign your name or names in the same way as stated in your Plan account. If shares are registered in the names of two or more persons each should sign.

This Instruction Card should be mailed in the enclosed envelope to:

Wells Fargo Bank, N.A.

Institutional Trust Group

707 Wilshire Boulevard, 10th Floor

Los Angeles, CA 90017

Attention: Cathy Leider

[THE NAME OF THE PLAN PARTICIPANT AND THE NUMBER(S) AND CLASS(ES) OF CAPITAL STOCK OF THE CORPORATION HELD IN SUCH PLAN PARTICIPANT’S ACCOUNT SHALL BE AFFIXED BY LABEL HERE]	Mark here for address change and note at left	☐